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                                                                    EXHIBIT 12.1

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                        Year Ended December 31,                        Nine Months Ended
                                    -----------------------------------------------------------------    September 30,
                                       1998         1999          2000          2001          2002            2003
                                    ----------   ----------    ----------    ----------    ----------  -----------------
EARNINGS:
Income (loss) before income
taxes and extraordinary items       $    1,481   $  (16,545)   $  (26,496)   $  (25,214)   $  (18,198)    $   (2,836)
ADD:
  Loss from equity investees                --           --        12,239         3,285           972             83
  Fixed charges                          3,876        3,325         2,817           859           109             18
  Preferred stock dividends                 --           --           383         1,171           946            918
                                    ----------   ----------    ----------    ----------    ----------     ----------

Earnings (as defined)               $    5,357   $  (13,220)   $  (11,057)   $  (19,899)   $  (16,171)    $    (1,817)
                                    ==========   ==========    ==========    ==========    ==========     ==========

FIXED CHARGES:
Interest expense                    $    3,575   $    3,062    $    2,582    $      780    $       79     $       --
Amortized financing costs                  280          239           206            52             5             --
Estimated interest component
of rent                                     21           24            29            27            25             18
                                    ----------   ----------    ----------    ----------    ----------     ----------
Total fixed charges                 $    3,876   $    3,325    $    2,817    $      859    $      109     $       18
                                    ==========   ==========    ==========    ==========    ==========     ==========

Coverage deficiency                         --      (16,545)      (13,874)      (20,758)      (16,280)        (1,835)
Ratio of earnings to fixed
charges                                   1.38           --            --            --            --             --